FOR IMMEDIATE RELEASE
December 19, 2016

PCS EDVENTURES! ANNOUNCES $250,000 PRIVATE PLACEMENT

PCS Edventures!.com Completes Private Placement

Boise, Idaho, December 19, 2016 — PCS (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the successful completion of a $250,000 private placement.

The investment was from a private investor. The 5,000,000 “restricted” common share placement was an equity investment at a price of 5 cents per share. There were no warrants or convertible debt elements to the placement.

These funds will be used for general corporate purposes.

About PCS:

PCS Edventures!.com, Inc. (OTCPK: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934; actual results could differ materially from such statements.

Contact

Investor Contact: Mike Bledsoe 1.800.429.3110, mikeb@edventures.com Investor Relations Web Site: pcsv.global

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